Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS SECOND QUARTER 2004 RESULTS

BALTIMORE (August 5, 2004) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2004.

Financial Results:

Net broadcast revenues were $179.9 million for the three months ended June 30, 2004, an increase of 2.9% versus the prior year period result of $174.9 million.  Operating income was $53.1 million as compared to $55.5 million in the prior year period, a decrease of 4.4%.  Net income available to common shareholders was $20.2 million in the three-month period versus a net loss available to common shareholders of $1.9 million in the prior year period.  Diluted income per share was $0.24 versus a diluted loss per share of $0.02 in the prior year period.

Net broadcast revenues were $338.2 million for the six months ended June 30, 2004, an increase of 3.3% versus the prior year period result of $327.4 million.  Operating income was $83.4 million in the six-month period, a decrease of 2.5% versus the prior year period result of $85.5 million.  Net income available to common shareholders was $17.9 million in the six-month period versus the prior year period net loss available to common shareholders of $5.9 million.  Diluted income per share was $0.21 versus a diluted loss per share of $0.07 in the prior year period.

“As expected, the second quarter was driven primarily by record levels in political advertising spending and growth in the local markets,” commented David Smith, President and CEO of Sinclair.  “During the quarter, we acted on several initiatives to create and return value to our investors beyond that created organically.  For the first time in our Company’s history, we declared a dividend on our common stock, and while modest, the annual $0.10 per share dividend speaks to our long-term disposable cash flow.  Likewise, we refinanced a portion of our senior debt, lowering our annual interest costs by approximately $2.4 million.  During the quarter, we also repurchased shares of our preferred stock in accretive transactions.  Finally, we opportunistically repurchased shares of our common stock in response to what we believe to be the market’s under-valuation of our equity.”

Operating Statistics and Income Statement Highlights:

•                  Local and national advertising revenues increased 2.3% and 3.1%, respectively, in the quarter versus the second quarter 2003.  Excluding political revenues, local advertising revenues were up 1.3% and national advertising revenues were down 0.2%.  Local revenues, excluding political revenues, represented 59.6% of advertising revenues.

•                  The quarter was positively impacted by increased advertising spending by the services, schools, paid programming, fast food, telecommunications, medical and political categories, offset by lower spending by the soft drink, retail, home products, restaurants and beer/wine advertisers.  Advertising spending by the auto sector, our largest category, increased slightly.  Political advertising revenues were $4.1 million, while revenues generated from our new business initiatives totaled $7.2 million.

•                  All affiliate groups increased their advertising revenues, on an ex-political basis, with the exception of our WB and ABC stations which were down due to weaker network ratings.  Excluding political, our CBS stations were up 9.5%, our UPNs were up 8.7%, our FOX stations were up 2.2%, and our NBCs were up 1.4%.  Excluding political, our WB stations decreased 1.0% and our ABCs were down 1.6%.

•                  Results of the May ratings book for the combined six networks indicated that ratings in prime-time were down an average of 7.7% in the 18 to 49 demographic and down 6.3% in households.  Likewise, ratings on our stations were also down an average of 11.6% and 7.3% in the demo and households, respectively.

•                  Effective August 30, 2004, following the Olympics, WKEF-TV (channel 22), our television station in Dayton, Ohio, will switch from its current NBC affiliation to become the ABC affiliate in the marketplace.

•                  The Company and UPN extended the affiliation agreements for WABM-TV, WMMP-TV, WCGV-TV, WUXP-TV, WUPN-TV and WRDC-TV, which expired on July 31, 2004, until September 15, 2004, while both parties continue good faith negotiations regarding the affiliation agreements.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $7.4 million in cash, was $1,690.7 million at June 30, 2004 versus net debt of $1,700.0 million at March 31, 2004.

•                  On June 25, 2004, we redeemed our $460.9 million Term Loan B and Incremental Term Loan Facilities, due December 31, 2009 and priced at LIBOR plus 2.25%.  The Loans were repaid with a new $150.0 million Term Loan A Facility due June 30, 2009 and priced at LIBOR plus 1.75% with pricing step-downs tied to a leverage grid, and a $250.0 million Term Loan C Facility due December 31, 2009 and priced at LIBOR plus 1.75%.

•                  During the second quarter, we repurchased 455 thousand shares of our Class A common shares at an average price of $10.87 per share or $4.9 million.

•                  During the second quarter, we repurchased 63 thousand shares of our Series D Exchangeable Convertible Preferred Stock at an average price of $43.08 per share or $2.7 million.

•                  As of June 30, 2004, 46.0 million Class A common shares and 39.6 million Class B common shares were outstanding, for a total of 85.6 million common shares outstanding.

•                  On May 13, 2004, the Board of Directors announced a $0.10 annual dividend on our Class A and Class B common shares, payable quarterly beginning July 15, 2004.

•                  Capital expenditures in the quarter were $14.1 million.

•                  Program contract payments were $29.1 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for its third quarter and full year 2004 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“While political revenues are expected to continue to book at increasing levels, there are signs that the declines in viewing, mixed signals in auto advertising spending, stagnation in the national business and a moderation of advertising spending on non-NBC stations during the summer Olympics are impacting the growth prospects for our business,” commented David Amy, EVP and CFO.  “With that said, however, our new business initiatives are on track and have generated about $3.5 million in incremental revenues in the first half of the year over last year.  We expect that the new business, along with robust political revenues, will be the primary drivers of our top line growth in the second half of the year.”

•                  The Company expects third quarter station net broadcast revenues, before barter, to be $167.5 million to $169.5 million, or an increase of approximately 4% to 5% from third quarter 2003 station net broadcast revenue, before barter, of $161.3 million.   Included in this assumption is approximately $6.0 million to $7.0 million of political revenues as compared to $1.3 million in the third quarter 2003.

•                  The Company expects third quarter barter revenue to be approximately $15.6 million.

•                  The Company expects station production expenses and station selling, general and administrative expenses (together, television expenses), before barter expense, in the third quarter to be approximately $78.5 million, up approximately 8% from third quarter 2003 television expenses of $72.7 million.  Included in this assumption are higher sales costs related to the higher revenue, costs associated with our News Central and new business initiatives, and higher general & administrative costs.  On a full year basis, television expenses are expected to increase approximately 8% from 2003 television expenses of $299.3 million for the same reasons stated above.  Approximately $5.5 million of corporate overhead in 2003 and a forecasted $7.1 million in 2004, representing amounts associated with News Central, new business sales, programming and promotion costs was reclassed from corporate overhead to television expenses.

•                  The Company expects third quarter barter expense to be approximately $15.6 million.

•                  The Company expects third quarter program contract amortization expense to be approximately $27 million and $97 million for the year.

•                  The Company expects third quarter program contract payments to be approximately $26.5 million and $109.5 million for the year.

•                  The Company expects third quarter corporate overhead to be approximately $5.3 million and $21.5 million for the year, revised down for the reclassification of overhead to TV expense, as detailed above.

•                  The Company expects third quarter depreciation on property and equipment to be approximately $12 million and $50 million for the year, assuming the capital expenditure assumptions below.

•                  The Company expects third quarter amortization of acquired intangibles to be approximately $5 million and $19 million for the year.

•                  The Company expects third quarter net interest expense to be approximately $31.8 million and $129 million for the year, assuming no changes in the current interest rate yield curve, changes in debt levels based on the assumptions discussed in this “Outlook” section, and the terms of the refinanced Term Loans.

•                  The Company expects dividends paid on the Series D preferred stock to be approximately $2.5 million in the third quarter and $10.3 million for the year and dividends paid on the Class A and Class

B common shares to be approximately $2.1 million in the third quarter and $4.3 million for the year, assuming current shares outstanding.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                  The Company expects the third quarter and full year effective tax rate for continuing operations to be approximately 40%, assuming the assumptions discussed in this “Outlook” section, including a current tax provision from continuing operations of approximately $0.4 million in the third quarter and $2.0 million for the year.

•                  The Company expects to spend approximately $15.0 million in capital expenditures in the third quarter and $47 million for the year.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter results on Thursday, August 5, 2004, at 8:45 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES:
Station broadcast revenues, net of agency commissions	$179,944	$174,916	$338,244	$327,397
Revenues realized from station barter arrangements	17,140	16,387	31,329	30,504
Other operating divisions revenue	3,930	4,472	7,934	8,551
Total revenues	201,014	195,775	377,507	366,452
OPERATING EXPENSES:
Station production expenses	39,483	37,923	79,096	75,680
Station selling, general and administrative expenses	41,693	37,018	80,796	71,808
Expenses recognized from station barter arrangements	15,814	15,372	28,978	28,277
Amortization of program contract costs & net realizable value adjustments	22,478	23,859	49,039	52,549
Stock-based compensation expense	451	504	981	1,096
Other operating divisions expenses	4,832	4,218	9,150	9,439
Depreciation and amortization of property and equipment	13,050	11,509	25,499	22,607
Corporate general and administrative expenses	5,344	5,030	10,936	9,783
Amortization of definite-lived intangible assets and other assets	4,805	4,812	9,610	9,669
Total operating expenses	147,950	140,245	294,085	280,908
Operating income	53,064	55,530	83,422	85,544
OTHER INCOME (EXPENSE):
Interest expense, amortization of debt discount & deferred financing costs	(32,686)	(31,570)	(65,217)	(61,372)
Subsidiary trust minority interest expense	—	(5,273)	—	(11,246)
Interest income	46	237	117	405
Loss on sale of assets	(14)	(367)	(33)	(387)
Unrealized (loss) gain from derivative instrument	19,069	(2,218)	18,974	(1,147)
Loss from extinguishment of securities	(2,453)	(15,187)	(2,453)	(15,187)
Income from equity investments	858	662	3,379	847
Other income	225	422	389	788
Total other income and expense	(14,955)	(53,294)	(44,844)	(87,299)
Income (loss) before income taxes	38,109	2,236	38,578	(1,755)
INCOME TAX (PROVISION) BENEFIT	(15,298)	(1,566)	(15,478)	1,077
NET INCOME (LOSS)	22,811	670	23,100	(678)
PREFERRED STOCK DIVIDENDS	2,579	2,587	5,167	5,175
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$20,232	$(1,917)	$17,933	$(5,853)
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	$0.24	$(0.02)	$0.21	$(0.07)
Weighted average common shares outstanding	85,630	85,604	85,946	85,602
Weighted average common and common equivalent shares outstanding	85,936	85,758	86,331	85,710

Unaudited Consolidated Historical Selected Balance Sheet Data:
(Dollars in thousands)

	June 30, 2004	March 31, 2004
Cash & cash equivalents	$7,379	$16,363
Total current assets	217,095	211,753
Total long term assets	2,276,815	2,302,132
Total assets	2,493,910	2,513,885

Current portion of debt	43,369	43,843
Total current liabilities	234,586	228,707
Long term portion of debt	1,654,737	1,672,493
Total long term liabilities	2,015,063	2,051,771
Total liabilities	2,249,649	2,280,478

Minority interest in consolidated subsidiaries	3,339	3,543

Total stockholders’ equity	240,922	229,864
Total liabilities & stockholders’ equity	2,493,910	2,513,885

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:
(Dollars in thousands)

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
Net cash flow from operating activities	$15,539	$42,608
Net cash flow from investing activities	(15,923)	(27,843)
Net cash flow from financing activities	(8,600)	(36,116)

Net increase in cash and cash equivalents	(8,984)	(21,351)
Cash & Cash Equivalents, beginning of period	16,363	28,730
Cash & Cash Equivalents, end of period	7,379	7,379

# # #